Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Plan Administrator
Grey Wolf Drilling Company L.P. 401(k) Plan:
We consent to the incorporation by reference in the Registration Statement (File No. 333-65049) on Form S-8 of the Grey Wolf, Inc. of our report dated June 30, 2008, with respect to the statements of net assets available for benefits of the Grey Wolf Drilling Company L.P. 401(k) Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2007, which report appears in the December 31, 2007 Annual Report of Form 11-K of Grey Wolf Drilling Company L.P. 401(k) Plan.
/s/ KPMG
Houston, Texas
June 30, 2008

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